Exhibit 99.1

FOR RELEASE:  Thursday, July 30, 2020 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2020 was $731,000, or $0.37 per basic and $0.36 per diluted share, compared to $665,000, or $0.34 per basic and $0.33 per diluted share for the same period in 2019. Net income for the six months ended June 30, 2020 was $1.2 million, or $0.59 per basic and $0.58 per diluted share, compared to $1.1 million, or $0.55 per basic and $0.54 per diluted share for the same period in 2019.

Robert T. Strong, President and Chief Executive Officer stated, “I am very pleased to present the Company’s earnings for the six months ended June 30, 2020, including an $85,000 increase in net income over the prior year period.  We have also experienced an approximate one-third increase in assets during the six-month period, primarily from the origination of almost $90 million in SBA PPP loans.  Our total assets were more than $407 million as of June 30, 2020.”

Mr. Strong added, “The SBA PPP loan originations have been supported in part by low cost funding through Federal Reserve Bank advances.  Additionally, we have also experienced a significant increase in non-interest bearing deposits of approximately three-fold since December 31, 2019.”

Mr. Strong continued, “Other real estate owned, net, balances were reduced by approximately one-half since the beginning of this year.  As a result, our non-performing assets as a percent of total assets are 0.58% at June 30, 2020.  Also, our Texas ratio calculation declined to 8.23% at the same period end.  Additionally, we have significantly added to our provision for potential loan losses which increased $229,000 for the current quarter.”

Mr. Strong commented, “Throughout the pandemic, we have continued to operate substantially in a remote status.  Our banking offices are staffed for on-site transactions by appointment, along with certain back-office cash management positions.  However, approximately 92% of our Team Members are operating remotely.  This arrangement proved to be a successful product of our IT planning and implementation of Internet banking.  We anticipate remaining in this configuration of remote staffing through year-end.  At the same time, we are adapting a combination concierge-call center approach in our banking offices for more effective off-site banking.  It is our goal to continue to supply all services and programs, as we have, with a continual improvement in both on-site and Internet banking services.”

Mr. Strong concluded, “We are very pleased to have continued paying dividends without reduction during the pandemic period.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy include long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

In light of the events surrounding the COVID-19 epidemic, the Company is continually assessing the effects of the pandemic on its employees, customers and the communities we serve.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  The Company has worked diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications, loan deferrals and fee waivers.  As of June 30, 2020, the Bank has funded 845 SBA PPP loans totaling approximately $89.1 million to customers located primarily in our market area.

The Bank is also working with our customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank is evaluating all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.

Net income amounted to $731,000 for the three months ended June 30, 2020, an increase of $66,000, or 9.9%, compared to net income of $665,000 for the three months ended June 30, 2019.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $559,000, partially offset by a decrease in non-interest income of $78,000, and increases in non-interest expense of $168,000, the provision for loan losses of $229,000, and the provision for income taxes of $18,000.

The $559,000 or 26.6% increase in net interest income for the three months ended June 30, 2020 over the comparable period in 2019 was driven by a $556,000, 16.0%, increase in interest income and a $3,000, or 0.2%, decrease in interest expense.  The increase in interest income was primarily due to a $86.7 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $229.8 million for the three months ended June 30, 2019 to an average balance of $316.5 million for the three months ended June 30, 2020, and had the effect of increasing interest income $1.2 million.  This increase in interest income was partially offset by a 65 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.57% for the three months ended June 30, 2019 to 4.92% for the three months ended June 30, 2020, and had the effect of decreasing interest income $516,000.   Also partially offsetting this increase was a 215 basis point decrease in the yield on average cash and cash equivalents due from banks, interest bearing, which decreased from 2.24% for the three months ended June 30, 2019 to 0.09% for the three months ended June 30, 2020, and had the effect of reducing interest income $151,000.

The decrease in interest expense was primarily attributable to 22 basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.31% for the three months ended June 30, 2019 to 2.09% for the three months ended June 30, 2020, and had the effect of decreasing interest expense by $107,000.  This decrease was partially offset by a $12.3 million increase in average certificate of deposit accounts which increased from an average balance of $179.3 million for the three months ended June 30, 2019 to an average balance of $191.6 million for the three months ended June 30, 2020, and had the effect of increasing interest expense $71,000.  The decrease in interest expense was also partially offset by an increase in average Federal Reserve Bank borrowings of $24.2 million which had the effect of increasing interest expense by $23,000. The average interest rate spread decreased from 2.82% for the three months ended June 30, 2019 to 2.53% for the three months ended June 30, 2020 while the net interest margin decreased from 3.09% for the three months ended June 30, 2019 to 2.92% for the three months ended June 30, 2020.

The $229,000, or 301.3%, increase in the provision for loan losses for the three months ended June 30, 2020 over the three months ended June 30, 2019 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at June 30, 2020.

The $78,000, or 5.4%, decrease in non-interest income for the three months ended June 30, 2020 over the comparable period in 2019 was primarily attributable to a $111,000, or 179.0%, decrease in other fees and service charges, a $41,000, or 4.7%, decrease in net gain on loans held for sale, and a $3,000, or 9.0%, decrease in real estate sales commissions, net.  The decrease in other fees and service charges was primarily due to the increase in loan documentation expense, which was netted against fee income, and the fact that the Company waived all fees during the entire second quarter for all its customers in response to the COVID-19 pandemic. These decreases were partially offset by a $26,000, or 8.0%, increase in mortgage banking and title abstract fees, an $18,000, or 52.9%, increase in the gain on the sale of SBA loans, an $18,000 increase in gain on sales from other real estate owned, and a $14,000, or 13.2%, increase in insurance commissions.

The $168,000, 6.6% increase in non-interest expense for the three months ended June 30, 2020 over the comparable period in 2019 was primarily due to a $44,000, or 25.3%, increase in occupancy and equipment expense, a $42,000, or 35.6%, increase in data processing expense, a $29,000, or 13.4%, increase in other expense, a $21,000, or 22.8%, increase in professional fees, a $15,000, or 125.0%, increase in FDIC deposit insurance assessment, and a $13,000, or 0.7%, increase in salaries and employee benefits.

The provision for income tax increased $18,000, or 6.5%, from $276,000 for the three months ended June 30, 2019 to $294,000 for the three months ended June 30, 2020 due primarily to the increase in pre-tax income.

For the six months ended June 30, 2020, net income increased $85,000, or 7.9%, from $1.1 million for the six months ended June 30, 2019 to $1.2 million for the six months ended June 30, 2020.  The increase in net income was primarily the result of an increase in net interest income of $665,000, and an increase in non-interest income of $387,000, offset by an increase in non-interest expense of $688,000, an increase in the provision for loan losses of $259,000, and an increase in the provision for income taxes of $20,000.

The $665,000, or 15.7%, increase in net interest income for the six months ended June 30, 2020 over the comparable period in 2019 was driven by an $825,000, or 12.0%, increase in interest income, offset by a $160,000, or 6.1%, increase in interest expense.  The increase in interest income was primarily due to a $59.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $226.5 million for the six months ended June 30, 2019 to an average balance of $286.2 million for the six months ended June 30, 2020, and had the effect of increasing interest income $1.7 million.  Offsetting this increase was a 45 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.60% for the six months ended June 30, 2019 to 5.15% for the six months ended June 30, 2020, which had the effect of decreasing interest income $643,000.  The increase in interest income was partially offset by a $4.0 million decrease in average cash and cash equivalents due from banks, interest bearing, which decreased from an average balance of $23.6 million for the six months ended June 30, 2019 to an average balance of $19.6 million for the six months ended June 30, 2020, and had the effect of decreasing interest income $48,000.  Also partially offsetting this increase was a 171 basis point decrease in the yield on average cash and cash equivalents due from banks, interest bearing, which decreased from 2.38% for the six months ended June 30, 2019 to 0.67% for the six months ended June 30, 2020, which had the effect of decreasing interest income $167,000.

The increase in interest expense was primarily attributable to a $14.2 million increase in average certificate of deposit accounts which increased from an average balance of $175.9 million for the six months ended June 30, 2019 to an average balance of $190.1 million for the six months ended June 30, 2020, and had the effect of increasing interest expense $160,000.  Partially offsetting this increase was a seven basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.25% for the six months ended June 30, 2019 to 2.18% for the six months ended June 30, 2020, and had the effect of decreasing interest expense by $73,000.  The increase in interest expense was also due to a $6.8 million increase in average FHLB borrowings which increased from an average balance of $24.0 million for the six months ended June 30, 2019 to an average balance of $30.8 million for the six months ended June 30, 2020, and had the effect of increasing interest expense $55,000.  Partially offsetting this increase was a 29 basis point decrease in rate on average FHLB borrowings, which decreased from 2.45% for the six months ended June 30, 2019 to 2.16% for the six months ended June 30, 2020, and had the effect of decreasing interest expense by $17,000.  Also contributing to the increase in interest expense was an increase in average Federal Reserve Bank borrowings of $12.1 million for the six months ended June 30, 2020 which had the effect of increasing interest expense by $23,000. The average interest rate spread decreased from 2.91% for the six months ended June 30, 2019 to 2.69% for the six months ended June 30, 2020 while the net interest margin decreased from 3.16% for the six months ended June 30, 2019 to 3.02% for the six months ended June 30, 2020.

The $259,000, or 160.9%, increase in the provision for loan losses for the six months ended June 30, 2020 over the six months ended June 30, 2019 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at June 30, 2020.

The $387,000, or 16.9%, increase in non-interest income for the six months ended June 30, 2020 over the comparable period in 2019 was primarily attributable to a $307,000, or 23.6%, increase in net gain on loans held for sale, a $175,000, or 37.2%, increase in mortgage banking and title abstract fees, a $19,000, or 9.6%, increase in insurance commissions, an $18,000 increase in the gain on the sales of other real estate owned, and a $12,000, or 23.5%, increase in real estate sales commission, net.  These increases were partially offset by an $88,000, or 62.9%, decrease in gain on the sales of SBA loans, and a $56,000, or 62.2%, decrease in other fees and service charges.

The $688,000, or 14.2%, increase in non-interest expense for the six months ended June 30, 2020 compared to the same period in 2019 was primarily attributable to a $366,000, or 10.8%, increase in salaries and employee benefits expense, an $89,000, or 26.7%, increase in occupancy and equipment expense, a $77,000, or 35.0%, increase in data processing expense, an $76,000, or 20.1%, increase in other expenses, and a $53,000, or 30.5%, increase in professional fees. The increase in salaries and benefits is primarily due to expanding and improving the level of staff at the Bank and its subsidiary companies.

The provision for income tax increased $20,000, or 4.4%, from $450,000 for the six months ended June 30, 2019 to $470,000 for the six months ended June 30, 2020 due primarily to an increase in pre-tax income for the six months ended June 30, 2020.

The Company’s total assets at June 30, 2020 were $408.0 million, an increase of $105.4 million, or 34.9%, from $302.5 million at December 31, 2019.  This growth in total assets was primarily due to a $95.3 million, or 38.6%, increase, in loans receivable, net, and a $4.1 million, or 45.5%, increase in loans held for sale.  The largest increases within the loan portfolio occurred in commercial business loans which increased $90.6 million, or 198.1%, commercial real estate loans which increased $8.0 million, or 6.8%, and multi-family loans which increased $3.3 million, or 14.8%. The increase in commercial business loans was due primarily to the $89.1 million of the SBA PPP loans generated during the second quarter of 2020.  These increases were partially offset by a $4.3 million, or 34.6%, decrease in construction loans.

Loans held for sale increased $4.1 million, or 45.5%, from $8.9 million at December 31, 2019 to $13.0 million at June 30, 2020 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $79.3 million of one-to-four family residential loans during the six months ended June 30, 2020 and sold $75.2 million of loans in the secondary market during this same period. The Bank did not originate or sell any equipment loans held for sale during the six months ended June 30, 2020.

Total deposits increased $61.6 million, or 27.1%, to $289.1 million at June 30, 2020 from $227.5 million at December 31, 2019. This increase in deposits was primarily attributable to increases of $34.6 million, or 219.5%, in non-interest bearing checking accounts, $17.1 million, or 69.1%, in money market accounts, and $10.3 million, or 6.6%, in certificates of deposit. The increase in non-interest bearing checking accounts was primarily due to the checking accounts opened by PPP loan customers.

Total Federal Home Loan Bank (FHLB) borrowings decreased $7.1 million, or 19.5%, to $29.2 million at June 30, 2020 from $36.3 million at December 31, 2019. Short-term FHLB advances declined from $10.0 million at December 31, 2019 to none at June 30, 2020 as the Company used excess liquidity to pay-off $6.0 million of advances and termed-out $4.0 million of advances at varying maturities.  Long-term FHLB borrowings increased $2.9 million, or 11.1%, from $26.3 million at December 31, 2019 to $29.2 million at June 30, 2020, primarily as a result of the $4.0 million term-out of short-term borrowings and the pay-off of a $1.0 million term loan that matured in June 2020. Federal Reserve Bank long-term borrowings increased to $48.9 million from none at December 31, 2019 as the Company borrowed this amount to fund PPP loans under the Federal Reserve’s Paycheck Protection Program Liquidity Facility (PPPLF).  Under the PPPLF the Company pledged certain PPP loans as collateral and borrowed from the Federal Reserve at a rate of 0.35% that is fixed for two years.

 Total stockholders’ equity increased $1.0 million, or 3.9%, to $26.9 million at June 30, 2020 from $25.9 million at December 31, 2019.  Contributing to the increase was net income for the six months ended June 30, 2020 of $1.2 million, the reissuance of treasury stock for exercised stock options of $101,000, common stock earned by participants in the employee stock ownership plan of $89,000, amortization of stock awards and options under our stock compensation plans of $87,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $48,000.  These increases were partially offset by dividends paid of $358,000, the purchase of treasury stock of $112,000, and other comprehensive income, net of $13,000.

Non-performing loans amounted to $1.4 million or 0.42% of net loans receivable at June 30, 2020, consisting of eight loans, one loan is on non-accrual status and seven loans are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $362,000 or 0.15% of net loans receivable at December 31, 2019, consisting of two loans, one loan was on non-accrual status and one loan was 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2020 include three one-to-four family non-owner occupied residential loans, three commercial real estate loans, one one-to-four family owner occupied residential loan, and one equipment loan, and all are generally well-collateralized or adequately reserved for.  The allowance for loan losses as a percent of total loans receivable was 0.77% at June 30, 2020 and 0.90% at December 31, 2019. Excluding PPP loans, which are 100% guaranteed by the SBA, the allowance for loan losses to total loans was 1.04% at June 30, 2020.

Other real estate owned (OREO) amounted to $1.8 million December 31, 2019 consisting of four properties that were collateral for a non-performing construction loan. At June 30, 2020, OREO amounted to $921,000 consisting of two properties that were collateral for a non-performing construction loan.  During the six month ended June 30, 2020, the Company made $121,000 of capital improvements to the properties and sold two properties totaling $1.0 million and realized a net gain of $18,000.  Non-performing assets amounted to $2.4 million, or 0.58% of total assets at June 30, 2020 compared to $2.2 million, or 0.72% of total assets at December 31, 2019.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets and a New Britain Township location. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30,	At December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$16,622	$14,555
Investment in interest-earning time deposits	9,922	10,172
Investment securities available for sale at fair value	10,598	7,623
Loans held for sale	12,986	8,928
Loans receivable, net of allowance for loan losses (2020: $2,651; 2019: $2,231)	341,989	246,692
Accrued interest receivable	2,474	1,349
Investment in Federal Home Loan Bank stock, at cost	1,345	1,580
Bank-owned life insurance	4,013	3,974
Premises and equipment, net	2,314	2,226
Goodwill	515	515
Other intangible, net of accumulated amortization	295	319
Other real estate owned, net	921	1,824
Prepaid expenses and other assets	3,977	2,783
Total Assets	$407,971	$302,540

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$50,397	$15,775
Interest-bearing	238,687	211,683
Total deposits	289,084	227,458
Federal Home Loan Bank advances	29,193	36,271
Federal Reserve Bank advances	48,881	-
Subordinated debt	7,882	7,865
Accrued interest payable	291	314
Advances from borrowers for taxes and insurance	2,378	2,780
Accrued expenses and other liabilities	3,349	1,945
Total Liabilities	381,058	276,633
Stockholders’ Equity	26,913	25,907
Total Liabilities and Stockholders’ Equity	$407,971	$302,540

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Interest Income	$4,033	$3,477	$7,704	$6,879
Interest Expense	1,376	1,379	2,804	2,644
Net Interest Income	2,657	2,098	4,900	4,235
Provision for Loan Losses	305	76	420	161
Net Interest Income after Provision for Loan Losses	2,352	2,022	4,480	4,074
Non-Interest Income	1,368	1,446	2,675	2,288
Non-Interest Expense	2,695	2,527	5,522	4,834
Income before Income Taxes	1,025	941	1,633	1,528
Income Taxes	294	276	470	450
Net Income	$731	$665	$1,163	$1,078

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.37	$0.34	$0.59	$0.55
Average shares outstanding – basic	1,978,421	1,953,452	1,971,276	1,946,944
Earnings per share – diluted	$0.36	$0.33	$0.58	$0.54
Average shares outstanding - diluted	2,003,159	2,001,690	2,011,843	1,993,759
Book value per share, end of period	$13.45	$12.43	$13.45	$12.43
Shares outstanding, end of period	2,001,614	1,996,688	2,001,614	1,996,688

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	4.43%	5.11%	4.74%	5.14%
Average rate on interest-bearing liabilities	1.90%	2.29%	2.06%	2.23%
Average interest rate spread	2.53%	2.82%	2.69%	2.91%
Net interest margin	2.92%	3.09%	3.02%	3.16%
Average interest-earning assets to average interest-bearing liabilities	125.73%	113.02%	119.13%	112.99%
Efficiency ratio	66.97%	71.28%	81.12%	74.10%

Asset Quality Ratios: (1):
Non-performing loans as a percent of total loans receivable, net	0.42%	0.26%	0.42%	0.26%
Non-performing assets as a percent of total assets	0.58%	0.85%	0.58%	0.85%
Allowance for loan losses as a percent of non-performing loans	183.53%	359.13%	183.53%	359.13%
Allowance for loan losses as a percent of total loans receivable	0.77%	0.93%	0.77%	0.93%
Texas Ratio (2)	8.23%	9.24%	8.23%	9.24%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059